SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant                                   ☒

Filed by a Party other than the Registrant      ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PW Eagle, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PW EAGLE, INC.

222 South Ninth Street, Suite 2880

Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 24, 2003

TO THE SHAREHOLDERS OF PW EAGLE, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of PW Eagle, Inc. will be held on Thursday, April 24, 2003, at the Hilton Minneapolis and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota. The meeting will convene at 3:15 p.m., Minneapolis time, for the following purposes:

1.	To set the number of directors at five.

2.	To elect one Class III director to serve until the 2006 Annual Meeting of Shareholders.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 10, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors, William H. Spell Chief Executive Officer

Minneapolis, Minnesota

March 31, 2003

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

PW EAGLE, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2003

INTRODUCTION

This Proxy Statement is furnished to the shareholders of PW Eagle, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on April 24, 2003, or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Any proxy may be revoked at any time before it is voted by written notice to the Secretary or any other officer of the Company, or by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Meeting for purposes of calculating the vote required for approval of such matter.

The Company expects mailing of this Proxy Statement to shareholders of the Company will commence on or about March 31, 2003. The Company’s corporate offices are located at 222 South Ninth Street, Suite 2880, Minneapolis, Minnesota 55402, and its telephone number is (612) 305-0339.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed March 10, 2003, as the record date for determining shareholders entitled to vote at the meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on March 10, 2003, there were 7,115,950 shares of the Company’s Common Stock issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table provides information as of March 10, 2003, concerning the beneficial ownership of the Company’s voting securities by persons who are known to own five percent or more of a class of voting stock of the Company, by each executive officer named in the Summary Compensation Table, by each director and by all directors and executive officers (including the named individuals) of the Company as a group. Unless otherwise noted, the person listed as the beneficial owner of the shares has sole voting and investment power over the shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
J.P. Morgan Partners, L.L.C. 1221 Avenue of the Americas New York, NY 10020	1,343,452	(2)	15.9%
William H. Spell 222 S. Ninth Street Minneapolis, MN 55402	750,713	(3)(4)(5)	10.4%
David L. Babson & Company, Inc. 1295 State Street Springfield, MA 01111	597,090	(2)	7.7%
Harry W. Spell 222 S. Ninth Street Minneapolis, MN 55402	517,078	(4)(5)(6)	7.2%
Richard W. Perkins 730 East Lake Street Wayzata, MN 55391	308,228	(5)(7)	4.3%
Bruce A. Richard 2458 Farrington Circle Roseville, MN 55113	267,772	(5)(8)	3.7%
Larry I. Fleming 1550 Valley River Drive Eugene, OR 97401	145,750	(9)	2.0%
Dobson West 222 S. Ninth Street Minneapolis, MN 55402	136,875	(10)	1.9%
Roger R. Robb 1550 Valley River Drive Eugene, OR 97401	124,600	(11)	1.7%
John R. Cobb 1550 Valley River Drive Eugene, OR 97401	124,600	(11)	1.7%
N. Michael Stickel 1550 Valley River Drive Eugene, OR 97401	84,813	(12)	1.2%
Neil Chinn 1550 Valley River Drive Eugene, OR 97401	80,862	(13)	1.1%
Keith H. Steinbruck 1550 Valley River Drive Eugene, OR 97401	28,849		*

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class (1)
Denver Kaufman 2960 Tonkaha Drive Wayzata, MN 55391	7,000	(14)	*
All Directors, Nominees and Officers as a Group (12 persons)	2,577,140	(15)	33.5%

*	Less than 1%
(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of March 10, 2003 or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.
(2)	Such shares are not outstanding but may be purchased upon exercise of currently exercisable warrants to purchase Common Stock.
(3)	Includes 130,500 shares which may be purchased upon exercise of currently exercisable options and 21,429 shares held by Mr. Spell’s wife.
(4)	Includes 83,500 shares held by the Spell Family Foundation. Messrs. Harry Spell and William Spell share voting and dispositive power over such shares.
(5)	Messrs. William H. Spell, Harry W. Spell, Richard W. Perkins and Bruce A. Richard have individually acquired securities of the Company from the Company and in open market transactions and each of them individually anticipates that he will acquire additional securities of the Company in the future. Such persons have entered into an agreement which requires that a majority of them approve any sale of securities of the Company by any of them. This agreement is designed to keep all of such persons interested and focused on the long-term success of the Company and recognizes that each of such persons contributes specific expertise to the Company through their positions as directors and/or officers. The agreement does not require that such persons vote their shares in any specific manner or act in concert in connection with any purchase or sale of securities of the Company.
(6)	Includes 85,050 shares which may be purchased upon exercise of currently exercisable options and 3,571 shares held by Mr. Spell’s wife.
(7)	Includes 21,600 shares which may be purchased upon exercise of currently exercisable options, 6,429 shares held by a Profit Sharing Trust for Mr. Perkins’ benefit, 5,000 shares held by the Perkins Foundation, and 122,686 shares held by clients of Perkins Capital Management, Inc., as to which Mr. Perkins has sole investment power.
(8)	Includes 95,050 shares which may be purchased upon exercise of currently exercisable options.
(9)	Includes 47,000 shares which may be purchased upon exercise of currently exercisable options.
(10)	Includes 51,750 shares which may be purchased upon exercise of currently exercisable options.
(11)	Includes 41,100 shares which may be purchased upon exercise of currently exercisable options.
(12)	Includes 34,800 shares which may be purchased upon exercise of currently exercisable options.
(13)	Includes 22,350 shares which may be purchased upon exercise of currently exercisable options.
(14)	Includes 3,000 shares which may be purchased upon exercise of currently exercisable options and 4,000 shares held by Mr. Kaufman’s wife.
(15)	Includes 573,300 shares which may be purchased upon exercise of currently exercisable options.

SET NUMBER OF DIRECTORS

(Proposal No. 1)

General Information

The Bylaws of the Company provide that the number of directors shall not be less than three nor more than twelve, as determined by the shareholders. The Board of Directors recommends that the number of directors be set at five. Each Proxy will be voted for or against such number, or not voted at all, as directed in the Proxy.

Vote Required; Recommendation

The adoption of the resolution to set the number of directors requires the affirmative vote of the greater of (1) a majority of the voting power of shares represented in person or by proxy at the Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Meeting. The Board of Directors recommends that the shareholders vote in favor of this Proposal No. 1.

ELECTION OF DIRECTORS

(Proposal No. 2)

General Information

The Board of Directors consists of three classes of Directors: Class I who hold office until the 2005 Annual Shareholders Meeting, Class II who hold office until the 2004 Annual Shareholders Meeting and Class III who hold office until the 2003 Annual Shareholders Meeting or, in all cases, until their successors are elected. Harry W. Spell is the current Class III director whose terms expires as of this Annual Meeting. Mr. Spell has been nominated for election as a Class III director by the Nominating Committee and has consented to being named as nominee. It is intended that solicited proxies will be voted for such nominee. The Company believes that Mr. Spell will be able to serve; but in the event Mr. Spell is unable to serve as a director, the persons named as proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose or, in the absence of such proposal, for such fewer directors as results from the inability of Mr. Spell to serve.

The Board currently consists of five directors, including the nominees listed below:

Class I Directors whose terms of office will continue until the 2005 Annual Meeting of Shareholders:

Denver Kaufman (3)

Richard W. Perkins (1)(2)(3)

Class II Directors whose terms of office will be until the 2004 Annual Meeting of Shareholders:

Bruce A. Richard (1)(3)(4)

William H. Spell (2)(4)

Class III Nominee whose term of office will continue until the 2006 Annual Meeting of Shareholders:

Harry W. Spell (1)(4)

(1)	Member of Compensation Committee
(2)	Member of Nominating Committee
(3)	Member of Audit Committee
(4)	Member of Executive Committee

The following is information concerning the principal occupations for at least the past five years of the nominees and those directors whose terms will continue beyond the Annual Meeting:

Harry W. Spell, age 79, is a nominee for director of the Company. Mr. Spell has been Chairman of the Board since January 1992. He also served as Chief Executive Officer of the Company from January 1992 to January 1997. In addition, Mr. Spell is the Chairman of Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Spell has been involved in private equity investing since 1988. He was employed by Xcel Energy, a Fortune 500 company, until August

1988, where he served as Senior Vice President of Finance and Chief Financial Officer. Mr. Spell currently serves as a director of Appliance Recycling Centers of America, Inc., as well as several private organizations. Mr. Spell is the father of William H. Spell.

William H. Spell, age 46, has served as a director of the Company since January 1992 and Chief Executive Officer since January 1997, and served as the Company’s President from January 1992 to January 1997. In February 2003, Mr. Spell was elected President of PWPipe. In addition, Mr. Spell is the President of Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Spell has been involved in private equity investing since 1988. From 1981 through 1988, Mr. Spell was Vice President and Director of Corporate Finance at a regional investment banking firm located in Minneapolis, Minnesota. Mr. Spell is the son of Harry W. Spell. Mr. Spell has a BS and an MBA degree from the University of Minnesota.

Bruce A. Richard, age 73, has been a director of the Company since March 1992 and Vice Chairman since February 1996. In addition, Mr. Richard is affiliated with Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Richard has been involved in private equity investing since 1988. He retired as President and Chief Operating Officer of Xcel Energy, a Fortune 500 company, in July of 1986. He is a former member of the Board of Regents of St. John’s University, and serves as a director of several private companies and is actively involved in other philanthropic organizations.

Denver Kaufman, age 72, has been director of the company since April 2002. Since January 1998, Mr. Kaufman has been President of Partners for Assistance in Living, LLC, an organization providing housing for the elderly. From 1991 to 1997, he was President of Housing Alternatives Development Corporation, a nonprofit corporation engaged in providing housing for the frail and elderly, low and moderate income families and handicapped. From 1961 to 1990, he was in the private practice of law with the law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. and was of counsel to such firm from 1990 to 1992.

Richard W. Perkins, age 72, has been a director of the Company since January 1992. Mr. Perkins has been President of Perkins Capital Management, Inc., a registered investment adviser, since 1984 and has had over 45 years experience in the investment business. Prior to establishing Perkins Capital Management, Inc., Mr. Perkins was a Senior Vice President at Piper Jaffray Inc. where he was involved in corporate finance and venture capital activities, as well as rendering investment advice to domestic and international investment managers. Mr. Perkins is also affiliated with Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Perkins is a director of various public companies, including: Synovis Life Technologies, Inc., Lifecore Biomedical, Inc., iNTELEFILM Corporation, CNS, Inc., XOX Corporation, Nortech Systems, Inc., Vital Images, Inc., Paper Warehouse, Inc. and Two Way TV (US), Inc.

Vote Required; Recommendation

The election of such nominee requires the affirmative vote of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Meeting. The Board recommends that shareholders vote “For” the nominee for Class III director named above.

Committee and Board Meetings

The Company has an Audit Committee whose members are Messrs. Richard (Chairman), Kaufman and Perkins, and which met four times during fiscal 2002. This committee reviews, in consultation with the independent accountants, the Company’s financial statements, accounting and other policies, accounting systems and the adequacy of internal controls for compliance with corporate policies and directives. The Audit

Committee is responsible for the engagement of the Company’s independent accountants and reviews other matters relating to the relationship of the Company with its accountants.

The Company has a Compensation Committee whose members are Messrs. Perkins (Chairman), Harry Spell and Richard. The Compensation Committee is charged with determining the compensation to be paid to officers of the Company, including stock options, and determines other compensation issues if requested by the Board of Directors. The Compensation Committee met once during fiscal 2002.

Finally, the Company has a Nominating Committee whose members are Messrs. William Spell (Chairman) and Perkins. The Nominating Committee presents nominees for members on the Board of Directors to the full Board of Directors for approval. The Nominating Committee does consider nominees recommended by Company shareholders. Such recommendations should be submitted in writing to William Spell and include a biography of the nominee. The Nominating Committee did not meet during fiscal 2002.

The directors and committee members communicate informally to discuss the affairs of the Company and, when appropriate, take formal Board and Committee action by unanimous written consent of all directors or committee members, in accordance with Minnesota law, rather than hold formal meetings. The Board of Directors met formally ten times during fiscal 2002. Each director attended not less than 75% of the meetings of the Board of Directors and any committee on which he served.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(14).

In accordance with its written charter adopted by the Board of Directors (set forth in Appendix A to the proxy statement for the Company’s 2002 annual meeting), the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements for the year ended December 31, 2002, with management;

(2)	discussed with the independent accountants the material required to be discussed by Statement on Auditing Standards No. 61; and

(3)	reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board’s Standard No. 1, and discussed with the independent accountants any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Bruce A. Richard (Chair)

Denver Kaufman

Richard W. Perkins

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Compensation Committee’s Responsibility.    The Compensation Committee of the Board of Directors is currently composed of directors Messrs. Perkins, who is the Chairman of the Committee, Richard and Harry Spell. Mr. Harry Spell was Chairman of the Board of the Company during 2002. Mr. Richard was Vice Chairman of the Board during 2002. The Committee is responsible for developing and making recommendations to the Board with respect to compensation of the executive officers of the Company.

Compensation Philosophy.    The Company has designed its compensation programs to reward performance and to attract, retain and motivate employees at all levels of the organization. Generally, base pay is set at competitive levels within the appropriate labor market. Additional opportunities exist for all employees to earn significant amounts of additional compensation based upon the performance of the Company.

Executive compensation is comprised of base salaries, annual EBITDA performance bonuses described below if earned, and long-term incentive compensation in the form of restricted stock grants and stock option awards. The Company previously extended loans to executives so they may purchase Company stock and executives participate in various benefits, in which all eligible employees of the Company participate. No new loans were issued in 2002. In addition, special cash bonuses or stock options related to non-recurring, extraordinary performance may be awarded from time to time.

Base Salary.    Base salaries for executive officers are reviewed by the Committee or the Board on an annual basis. Each year the Committee or the Board assesses the executive employee’s level of responsibility, overall job performance and accomplishments, and experience, and then reviews comparable market data to determine appropriate salary increases. Recommendations for salary increases are made to the full Board for its approval.

Annual Incentives.    The Company has an EBITDA (earnings before interest, taxes, depreciation and amortization) Performance Bonus Plan (the “Performance Bonus Plan”). Under this plan, each executive’s position corresponds to a grade for which a year-end EBITDA goal and target bonus amount are established by the Board. Several positions may be assigned to the same grade within the Performance Bonus Plan. Target bonus amounts for the executive employees range from 30% to 66% of base salaries. Executives may earn a bonus of up to three times the amount of the target bonus, depending upon the Company’s actual performance relative to its EBITDA goal. In the event that the EBITDA goal is not reached, the bonus awarded is less than the target bonus and, depending upon performance, no bonus may be awarded.

Long-Term Incentives.    The Company may grant executive employees long-term awards, including stock options pursuant to the Company’s 1997 Stock Option Plan, restricted stock awards and loans for the purchase of Company common stock. Each of the Company’s current executive employees has been granted stock options and shares of restricted stock, and has also received loans for the purchase of Company stock. The Company believes that these types of long-term incentives serve to closely align the goals and motivation of management with those of other shareholders and to provide key personnel with a long-term capital accumulation opportunity.

Other Compensation Plans.    The Company has adopted certain broad-based employee benefit plans in which all employees, including the named executives, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitation on the amounts that may be contributed or the benefits payable under those plans. The Company maintains a plan qualified under I.R.C. Section 401(k), and the Company made aggregate contributions to this plan of $2,032,606 for fiscal 2002. Additionally, the Company maintains a non-qualified Deferred Compensation Plan for executive employees and middle managers, and a Top Hat Plan for executive employees. Participating employees may defer additional amounts of salary and bonuses under these plans.

Chief Executive Officer Compensation.    William H. Spell served as the Company’s Chief Executive Officer in 2002. The Chief Executive Officer and his compensation are evaluated annually based on several factors, including the Company’s achievement of targeted EBITDA goals. The Chief Executive Officer is charged with maximizing the Company’s cash flow, as well as executing the corporate growth strategy, through both internal growth and growth by acquisition.

The Board of Directors believes the Company’s executive compensation policies and programs serve the interests of the Company and its shareholders.

Members of the Compensation Committee:

Richard W. Perkins (Chair)

Bruce A. Richard

Harry W. Spell

Summary Compensation Table

The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the last three fiscals to the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus for fiscal 2002 exceeded $100,000:

Name and Principal Position	Annual Compensation					Long-Term Compensation				All Other Compensation ($)
						Awards			Payouts
	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)(2)		Securities Underlying Options/SARs (#)	LTIP Payouts ($)
William H. Spell, Chief Executive Officer and President PWPipe	2002 2001 2000	212,160 212,002 203,919		88,984 0 363,339	0 0 0	0 81,086 0	(9)	0 11,250 0	0 0 0	17,458 17,260 32,437	(3)

Larry I. Fleming, President PW Poly	2002 2001 2000	272,087 258,686 202,147	(4)	48,733 0 317,202	0 0 0	0 81,086 0	(9)	0 16,250 0	0 0 0	18,984 17,277 26,077	(5)

John R. Cobb, Exec. Vice President— Operations	2002 2001 2000	196,841 190,705 174,663	(4)	56,205 0 278,750	0 0 0	0 64,869 0	(9)	0 9,000 0	0 0 0	12,378 5,100 22,422	(6)

Roger R. Robb, Exec. Vice President and Chief Financial Officer	2002 2001 2000	216,207 189,953 174,663	(4)	68,205 0 278,750	0 0 0	0 64,869 0	(9)	0 9,000 0	0 0 0	17,772 14,061 21,367	(7)

N. Michael Stickel, Exec. Vice President— Sales & Marketing	2002 2001	200,043 173,115		31,149 0	0 0	0 187,500	(9)	0 85,000	0 0	16,458 3,001	(8)

(1)	Does not include car allowances or personal use of Company car, group life insurance or other personal benefits, the aggregate amount of which was less than 10% of the individual’s listed compensation.
(2)	Dividends, if declared by the Company, will be paid on the shares. Aggregate shares of restricted stock held by the named executive officers at December 31, 2002 and the value of such shares on that date (based on a closing stock price of $4.50 per share) are as follows: Mr. Spell held 46,250 shares valued at $208,125; Mr. Fleming held 56,250 shares valued at $253,125; Mr. Cobb and Mr. Robb each held 46,000 shares valued at $207,000; and Mr. Stickel held 25,000 shares valued at $112,500.
(3)	Amount includes Company contributions for the benefit of William Spell to the 401(k) plan ($12,600) and nonqualified pension plan ($4,858).
(4)	Includes payments for unused sick days: Mr. Fleming ($2,077); Mr. Cobb ($1,503); and Mr. Robb ($846).

(5)	Amount includes Company contributions for the benefit of Mr. Fleming to the 401(k) plan ($15,235) and nonqualified pension plan ($3,749).
(6)	Amount includes Company contributions for the benefit of Mr. Cobb to the 401(k) plan ($12,378).
(7)	Amount includes Company contributions for the benefit of Mr. Robb to the 401(k) plan ($14,000) and nonqualified pension plan ($3,772).
(8)	Amount includes Company contributions for the benefit of Mr. Stickel to the 401(k) plan ($12,800) and nonqualified pension plan ($3,658),
(9)	Amount of restricted stock award was valued on Oct. 17, 2001, prior to shareholder approval, and was revalued on May 2, 2002 upon shareholder approval at the low trading price of $6.11.

Employment Agreements

The Company has an employment agreement with William H. Spell, Chief Executive Officer of the Company, for a term ending December 31, 2004, which renews automatically for successive one-year terms. Under such contract, Mr. Spell will receive an annual base salary of not less than $200,000 and a $600 per month car allowance. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Spell could receive up to 203% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Spell’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company has an employment agreement with Larry I. Fleming, President of the PW Poly, for a term ending December 31, 2004 which renews automatically for successive one-year terms. Under such contract, Mr. Fleming will receive an annual base salary of not less than $270,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Fleming could receive up to 174% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Fleming’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company has an employment agreement with John R. Cobb, Executive Vice President of the Company, for a term ending December 31, 2004 which renews automatically for successive one-year terms. Under such contract, Mr. Cobb will receive an annual base salary of not less than $170,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Cobb could receive up to 183% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Cobb’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company has an employment agreement with Roger R. Robb, Chief Financial Officer of the Company, for a term ending December 31, 2004 which renews automatically for successive one-year terms. Under such contract, Mr. Robb will receive an annual base salary of not less than $160,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Robb could receive up to 221% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Robb’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

The Company has an employment agreement with N. Michael Stickel, Executive Vice President of the Company, for a term ending February 11, 2004, which renews automatically for successive one-year terms.

Under such contract, Mr. Stickel will receive an annual base salary of not less than $200,000. Along with his base salary, he can receive an annual bonus under the Performance Bonus Plan which varies annually, depending upon the amount of the target bonus. Currently, Mr. Stickel could receive up to 177% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Stickel’s base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

Option/SAR Grants During 2002 Fiscal

No options were granted to named executive officers during fiscal 2002 and no stock appreciation rights were granted.

Option/SAR	Exercises in 2002 Fiscal Year and Fiscal Year End Option Values

The following table sets forth information as to individual exercises of options, number of options and value of options at December 31, 2002 with respect to the named executive officers:

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Securities Underlying Options/SARs at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End($)(1) Exercisable/ Unexercisable
William H. Spell	0	N/A	190,500 / 10,750	$518,600 / $13,524
Larry I. Fleming	0	N/A	46,000 / 37,750	46,850 / 36,524
John R. Cobb	0	N/A	41,100 / 30,400	42,580 / 32,619
Roger R. Robb	0	N/A	41,100 / 30,400	39,580 / 30,619
N. Michael Stickel	0	N/A	17,000 / 68,000	0 / 0

(1)	Based on the difference between the closing price of the Company’s Common Stock as reported by Nasdaq at fiscal year end and the option exercise price.

Directors’ Compensation

In 2002, Messrs. Harry Spell, Chairman of the Board, and Richard, Vice Chairman of the Board, were each compensated at the rate of $2,600 per month for their services in such capacities. They were also compensated for their roles as Director Consultants at the rate of $3,124 per month. Messrs Harry Spell and Richard each received director fees in the total amount of $68,696 for fiscal 2002.

Messrs. Richard Perkins and Denver Kaufman were compensated at the rate of $1,820 per month for their roles as independent directors. Compensation to independent directors consisted of payments to Mr. Perkins in the amount of $21,840 and Mr. Kaufman in the amount of $14,560. In addition, during fiscal 2002 independent director Mr. Kaufman received a ten year option to purchase 12,000 shares of Common Stock at an exercise price of $6.60 per share, the fair market value on the date of grant, exercisable in annual installments of 3,000 shares commencing May 2, 2002.

Certain Relationships and Related Transactions

Office Sharing.    The Company has an office sharing arrangement with Spell Capital Partners, LLC pursuant to which the Company currently pays $17,750 per month for space and administrative support. William H. Spell and Harry W. Spell are both members of Spell Capital Partners, LLC.

Loans to Purchase Stock.    In fiscal 1999 and 2001, the Company sold stock to its directors and executive officers and accepted full recourse Promissory Notes in payment of all or a portion of the consideration for such stock. The Company believes that each member of its management team should have a significant stake in the Company’s financial performance. By having a meaningful amount of equity at risk, management’s interests are closely aligned with those of the Company’s shareholders. The Notes bear interest at the rate the Company is paying to the senior secured lender on its revolving credit facility, currently 3.875% per annum. Loans in excess of $60,000 have been made to the following persons:

Name and Title	Highest Amount Outstanding During Fiscal 2002	Amount Outstanding as of March 14, 2003
William H. Spell, Chief Executive Officer, President of PWPipe and Director	$171,738	$115,488
Larry I. Fleming, President PW Poly	98,547	98,547
Harry W. Spell, Chairman of the Board	92,301	92,301
Bruce A. Richard, Vice Chairman of the Board	92,301	92,301
Richard W. Perkins, Director	92,301	92,301
John R. Cobb, Executive Vice President—Operations	86,953	86,953
Roger R. Robb, Executive Vice President and Chief Financial Officer	89,447	89,447
Dobson West, Chief Administrative Officer, General Counsel and Secretary	86,953	86,953
N. Michael Stickel, Executive Vice President—Sales & Marketing	78,094	78,094

Stock Performance Chart

The following chart compares the cumulative total shareholder return on the Company’s Common Stock with the S&P Smallcap 600 Index and an index of peer companies selected by the Company (the “Peer Group Index”). The comparison assumes $100 was invested on December 31, 1997 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

Company Name/Index	Base Period Dec 97	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02
PW Eagle	$100	$89	$189	$350	$184	$200
S&P SmallCap 600 Index	100	98	105	116	123	104
Peer Group	100	92	88	117	85	49

The Peer Group Index includes the following companies: Lamson and Sessions Co. and Royal Group Tech Ltd.

INDEPENDENT ACCOUNTANTS

General Information

PricewaterhouseCoopers LLP has acted as the Company’s independent accountants for the fiscal year ended December 31, 2002, and has been selected by the Audit Committee and Board of Directors to serve as the Company’s independent accountants for fiscal 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Audit Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for professional services and other integrated services rendered in connection with the audit of the Company’s annual financial statements for fiscal 2002 and reviews of the financial statements included in the Company’s Forms 10-Q for fiscal 2002 were approximately $332,000, of which $300,000 has been billed through March 14, 2003.

Financial Information Systems Design and Implementation Fees.    No fees were billed by PricewaterhouseCoopers LLP for financial information systems design and implementation services during fiscal 2002.

All Other Fees.    The aggregate fees billed by PricewaterhouseCoopers LLP for all other non-audit services rendered to the Company during fiscal 2002, including fees for tax-related services, were $187,000.

The Company’s Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to Insiders were complied with, except that Denver Kaufman was late filing a Form 4 reporting seven transactions which were reported on the Form 5 and Keith Steinbruck was late filing a Form 3.

SHAREHOLDER PROPOSALS

The proxy rules of the Securities and Exchange Commission permit shareholders of a Company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the proxy rules. The Company did not receive from its shareholders any proposals for action at the 2003 Annual Meeting. Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2004 Annual Meeting of Shareholders must be received by the Company on or before November 26, 2003 to be includable in the Company’s proxy statement and related proxy for the 2004 Annual Meeting.

Also, if a shareholder proposal intended to be presented at the 2004 Annual Meeting but not included in the Company’s proxy statement and proxy is received by the Company after February 9, 2004, then management named in the Company’s proxy form for the 2004 Annual Meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

OTHER BUSINESS

Management knows of no other matters that will be presented at the Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

ANNUAL REPORT TO SHAREHOLDERS

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2002 accompanies this notice of meeting and Proxy Statement. No portion of such Annual Report is incorporated herein or is considered to be proxy soliciting material.

FORM 10-K

The Company will furnish without charge to any shareholder, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, including the financial statements contained in the Report. Shareholders may obtain a copy of the company’s Annual Report or Form 10-K and other periodic reports filed with the Securities and Exchange Commission on the Company’s Website at www.pweagleinc.com. The Company will furnish any exhibit described in the list accompanying the Form 10-K upon the payment in advance of reasonable fees related to the Company’s furnishing such exhibit(s). Any such request should include a representation that the shareholder was the beneficial owner of shares of PW Eagle Common Stock on March 10, 2003, the record date for the 2003 Annual Meeting, and should be directed to: Investor Relations, PW Eagle, Inc., 222 South Ninth Street, Suite 2880, Minneapolis, Minnesota 55402.

By Order of the Board of Directors,

William H. Spell

Chief Executive Officer

PW EAGLE, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 24, 2003

3:15 p.m. Minneapolis Time

Hilton Minneapolis and Towers

1001 Marquette Avenue

Minneapolis, Minnesota

PW Eagle, Inc.
222 South 9th Street, Suite 2880, Minneapolis, Minnesota 55402	proxy

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Harry W. Spell and William H. Spell, and each of them acting alone, with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of PW Eagle, Inc. (the “Company”) registered in the name of the undersigned, at the Company’s 2003 Annual Meeting of Shareholders to be held at the Hilton Minneapolis and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, at 3:15 p.m., Minneapolis time, on Thursday, April 24, 2003, and at any adjournment thereof, and the undersigned hereby revokes all proxies previously granted with respect to the Meeting.

See reverse for voting instructions

ê  PLEASE DETACH HERE  ê

1. Set the number of directors at five:	☐ FOR	☐ AGAINST	☐ ABSTAIN

2. Elect one Class III director: Harry W. Spell	☐ FOR nominee listed to the left	☐ WITHHOLD AUTHORITY to vote for nominee listed to the left

3.	In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

(PLEASE DATE AND SIGN name(s) exactly as shown on your stock certificate. Executors, administrators, trustees, guardians, etc., should indicate capacity when signing. For stock held in Joint Tenancy, each joint owner